Exhibit 99.1

FOR IMMEDIATE RELEASE	JUNE 27, 2007

Investor Relations Contact:	Media Relations Contact:
Sujal Shah	Robert Guenther
610-712-5471	610-712-1514
sujal.shah@lsi.com	robert.guenther@lsi.com
LSI ANNOUNCES STRATEGIC RESTRUCTURING TO ALIGN
RESOURCES WITH OPPORTUNITIES AND REDUCE OPERATING
EXPENSES
Company Updates Second Quarter Outlook
MILPITAS, Calif., June 27, 2007 — LSI Corporation (NYSE: LSI) announced today a broad restructuring and an acceleration of merger related synergies to further reduce its operating expenses. As part of these cost savings, LSI announced that it will eliminate approximately 900 positions or about 13 percent of its non-production workforce across all business and functional areas on a global basis.
The restructuring is a result of a portfolio review that LSI has been conducting under a three-phase business acceleration plan adopted following its merger with Agere Systems on April 2, 2007. Related to this ongoing review, LSI also announced today a definitive agreement with Magnum Semiconductor, Inc. in which they will acquire the LSI consumer products business for an undisclosed amount.
These latest initiatives put LSI ahead of schedule on its merger integration and are expected to reduce LSI Non-GAAP* operating expenses to between $255 million and $265 million in the third quarter and to between $245 million and $255 million in the fourth quarter of 2007. The corresponding GAAP** operating expenses are expected to be between $290 million and $310 million for the third quarter of 2007 and between $275 million and $295 million for the fourth quarter of 2007. The quarterly operating expense run rate exiting 2007 is inclusive of all previously announced synergies and cost savings. The company expects to make further progress on operating expenses in 2008.
Abhi Talwalkar, LSI president and CEO, said, “We are accelerating our timetable for aligning the resources of the new LSI with market opportunities and focusing on those markets where we possess leading technology and sustainable competitive advantages. Today’s actions will position the company to improve our gross margins in our semiconductor business and to grow profitably in a competitive, fast-changing market.”

The company also updated its outlook for the second quarter ending June 30, 2007 and revised its estimated revenue range to between $650 million and $670 million. Non-GAAP earnings are expected to be between ($0.03) and $0.00 per diluted share in the second quarter primarily due to lower than expected revenues, partially offset by strong expense control and favorable product mix. GAAP loss is expected to be between 52 and 43 cents per diluted share, noting that the company is in the process of determining the exact amount of charges it will recognize in the second quarter.
Talwalkar said, “Our revised outlook for the second quarter reflects greater than anticipated softness in our businesses. Despite this, our business remains fundamentally strong, and we are confident of our long term direction. We continue to win new designs and we are strengthening our already solid relationships with industry-leading customers. We expect revenue to grow sequentially in the second half of 2007 based on typical seasonal patterns.”
Bryon Look, chief financial officer, said, “The steps we are taking today are designed to accelerate the synergies from the merger and further improve our cost structure. As a result, we will be better positioned to increase operating income and create shareholder value.”
Additionally, the company said that it has purchased approximately $400 million of its stock during the quarter as part of its previously announced $500 million stock repurchase program. Look added, “We remain committed to our share repurchase program and anticipate that our cash-generating capability would enable us to continue to repurchase shares in the future.”
The company continues to work through phase one of its three-phase business acceleration plan, with current businesses of storage systems and semiconductors targeting storage, networking and mobility applications.
The company will report second quarter results on July 25, 2007 and has scheduled an analyst meeting for July 31, 2007 in New York City.
*Excludes a one-time mark-up to inventory as part of the purchase accounting associated with the April 2, 2007 merger with Agere, stock based compensation, amortization of acquisition related intangibles, restructuring of operations and other items, net, and acquired in-process research and development. It also excludes the income tax effect associated with the above mentioned items.
**Generally Accepted Accounting Principles
Forward Looking Statements: This news release contains forward-looking statements that are based on the current opinions and estimates of management. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: the challenges and costs of integrating and restructuring our operations and achieving anticipated synergies following our recent acquisition of Agere Systems; fluctuations in the timing and volumes of customer demand; our reliance on major customers and suppliers; our ability to compete successfully in competitive markets; our ability to keep up with rapid technological change; the unavailability of appropriate levels of manufacturing capacity; a delay in the closing of our agreement with Magnum Semiconductor; and general industry and market conditions. For additional information, see the documents filed by LSI with the SEC, and specifically the risk factors set forth in the company’s most recent reports on Form 10-K, 10-Q, and 8-K. LSI disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.
About LSI
LSI Corporation (NYSE: LSI) is a leading provider of innovative silicon, systems and software technologies that enable products which seamlessly bring people, information and digital content together. The company offers a broad portfolio of capabilities and services including custom and standard product ICs, adapters, systems and software that are trusted by the world’s best known brands to power leading solutions in the Storage, Networking and Mobility markets. More information is available at www.lsi.com.
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Editor’s Notes:
1.	All LSI news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsi.com.
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